Exhibit 8.1

September 4, 2009

Agreement and Plan of Merger

Among Frontier Communications Corporation

and New Communications Holdings, Inc.

Ladies and Gentlemen:

We have acted as counsel for Frontier Communications Corporation, a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger dated as of May 13, 2009, as amended as of July 24, 2009, (the “Merger Agreement”) by and among Verizon Communications Inc., a Delaware corporation (“Verizon”), New Communications Holdings Inc., a Delaware corporation (“Spinco”) and the Company, and in connection with the filing with the Securities and Exchange Commission (the “SEC”) of the registration statement on Form S-4, as amended (the “Registration Statement”), which includes the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”). Pursuant to the Merger Agreement, Spinco shall be merged with and into the Company (the “Merger”) with the Company surviving.

Any capitalized term used herein and not otherwise defined shall have the meaning given to such term in the Merger Agreement, the Distribution Agreement, dated as of May 13, 2009, as amended as of July 24, 2009, by and among Verizon and Spinco, and the Tax Sharing Agreement, entered into as of May 13, 2009, by and among Verizon, Spinco and the Company (collectively, the “Agreements”).

In rendering our opinion, we have examined (i) the Merger Agreement, (ii) the Registration Statement and (iii) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as duplicated or certified or conformed copies and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering this opinion, we have assumed, with your consent, that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement and the Registration Statement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time and (iii) any representations made in the Merger Agreement “to the knowledge of” or similarly qualified are correct without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement. If any of the above described assumptions are untrue for any reason or if the Merger is consummated in a manner that is different from the manner in which it is described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected and may not be relied upon.

Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Finally, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein and in the Proxy Statement/Prospectus, we hereby confirm that the discussion set forth in the Proxy Statement/Prospectus under the caption “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF AND THE MERGER—The Merger” constitutes our opinion.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the references to our name under the headings “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF AND THE MERGER” and “LEGAL MATTERS” in the Proxy Statement/Prospectus. In giving this consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the SEC thereunder.

Very truly yours,

Cravath, Swaine & Moore LLP

/s/ Cravath, Swaine & Moore LLP

Frontier Communications Corporation

3 High Ridge Park

Stamford, Connecticut 06905